Exhibit 10.12

                                                                       BIODIESEL
                                                 National Biodiesel Board Member
gulf hydrocarbon                                                  24 7 BIODIESEL

Introducing Biodiesel to the Petroleum Industry


Monday, April 28, 2008


Nicholas Ng
Methes Energies Canada Inc.
4090 Ridgeway Drive, Unit 19
Mississauga, Ontario L5L 5X5

Dear Nick:

This letter sets forth the intent of Methes Energies Canada Inc. ("Company") to enter into a Production Off Take Agreement (the "POTA") with Gulf Hydrocarbon, Inc. ("GH") and/or its assigns and together with Company, the "Parties" and each a "Party"), pursuant to which Company agrees to supply all or a portion of its biodiesel output to GH and GH agrees to take and pay for such biodiesel (the "Proposed Transaction"), in the manner set forth below.

1. Company Production Facility. Company will produce biodiesel at a site at Sombra, Ontario (the "Company Facility").

2. Exclusivity. Company intends to market all of its biodiesel output (subject to the Reserve Amount, defined in Paragraph 3 below) from the Sombra site exclusively to GH. GH shall be reported to be the market or marketer of the Company biodiesel. GH shall notify Company in writing prior to engaging in any discussions or negotiations or entering into any agreement or understanding with any other person or entity regarding another biodiesel production off take agreement within one hundred (100) miles of the Company Facility. In recognition of this provision, GH hereby notifies Company that GH has executed a POTA with other parties who are considering a location in the same area.

     2.1. Exceptions to exclusivity. This exclusivity excludes any productions not directly owned by the Company or affiliated company, meaning a production by which the Company is only a manager for a client using its site. The Company will do all reasonable efforts to enter in same type of agreement for their client.

3. Company Reserve Amount. Company shall have the right to reserve up to ten percent (10%) of its monthly biodiesel output (the "Reserve Amount"), which Reserve Amount shall not be included in the terms of the POTA. Company shall have the right to identify the markets and customers to which it will sell the Reserve Amount directly, without marketing assistance or other input from GH.


                 2016 Main Street, Suite 104 o Houston, TX 77002
        Phone: 713 523-7755 o Fax: 713 523-7758 o Toll Free: 800 834-0202
                            www.gulfhydrocarbon.com

4. POTA Terms. The Parties intend to negotiate, in addition to those terms and conditions described in Paragraphs 2 and 3 above, the following terms and conditions with respect to the POTA: the term (one year with automatic renewal unless terminated by either Party with thirty (30) days notice), the price redetermination period (sixty (60) days prior to the end of each term), the price structure (to be floating price equal to the sum of the regional ultra low sulfur diesel price per gallon plus a premium to be determined), the payment structure (to be net ten (10) days after delivery), feedstock type and source, logistics, biodiesel storage and appropriate loading infrastructure for trucks, railcars and marine vessels with temperature corrected meters, quality monitoring and bills of lading identifying the quality of biodiesel produced and the treatment of the blenders credit (to be passed on to GH). The POTA shall contain representations, warranties, covenants and indemnities on the part of the Company and GH appropriate to transactions of this type.

5. Cooperation. The Parties shall cooperate in good faith and use their reasonable efforts with respect to negotiation of the POTA, and any other definitive documentation and necessary filings and governmental and third party consents and approvals.

6. Non-Disclosure/Public Announcement. Except as required by law or in response to a request by regulatory or judicial authorities having jurisdiction over the applicable Party, GH not will disclose to any third party the terms of the Proposed Transaction or the nature of the discussions between the Parties without the prior written permission of the other Party, other than information which becomes generally available to the public without violation of the terms hereof; provided that no Party is precluded by this letter of intent from confidential discussions with such Party's legal counsel, accountants, advisors, representatives, agents and potential lenders as reasonably deemed necessary by such Party in order to facilitate the Proposed Transaction; and provided further that Company shall be permitted to disclose the existence of this letter of intent to the landowner or any other party required to secure real property and other requirements in connection with the Proposed Transaction.

     6.1. The Company will do all reasonable effort to minimize disclosure of said transaction but considering its intention to become a public reporting company, and the requirement of such might not permit the Company to prevent such disclosure. Also the Company will provide such agreement to financial institution for financing purpose.

7. Termination. This letter of intent shall expire on the date that is the earlier of (i) one year from the date hereof or (ii) the date of the execution of the POTA described herein.

8. Fees, Costs and Expenses. Each Party shall bear its respective costs related to the Proposed Transaction, including, without limitation, the fees and expenses of its
9.   respective lawyers, accountants and financial advisors.

10. Governing Law. This letter of intent will be governed by and construed in accordance with the laws of Texas without regard to the conflict of law rules thereof, and each party consents to the exclusive jurisdiction of the

     United States District Court for the Southern District of Texas or any Texas State court sitting in Houston, Texas. Each of the parties waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such proceedings in such a court and any claim that any such proceedings brought in such a court have been brought in an inconvenient forum. COMPANY AND GH UNCONDITIONALLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS LETTER OF INTENT.

11. Counterparts. This letter of intent may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

12. Effect. If the foregoing accurately summarizes our understanding with respect to the Proposed Transaction, please date and execute the duplicate original of this letter that is enclosed and return the same to the undersigned not later than 15 days after the date of this letter. This letter of intent sets forth the parties' intentions with respect to a possible transaction, but, except for Paragraphs 6, 7, 8 and 9, which shall be binding, shall not give rise to any binding obligations. No such obligations (except for paragraphs 6, 7, 8 and 9, which shall immediately be binding upon your acceptance of this letter of intent) shall arise unless and until mutually satisfactory definitive documentation has been executed and delivered by the Parties.



                                           Very truly yours,

                                           GULF HYDROCARBON, INC.

                                           By: /s/ Jess Hewitt
                                               ---------------------------------
                                               Name:   Jess Hewitt
                                               Title:  President




Accepted:  13th May 2008
           -------------

Methes Energies Canada Inc.

by:  /s/ Nicholas Ng
     ---------------------------------
     Name:  Nicholas Ng
     Title: Director of Business Development